Exhibit 99.H.VI
AMENDMENT TO
TRANSFER AGENCY AGREEMENT
AMENDMENT made as of the 28th day of February, 2007, between NEW COVENANT FUNDS (the “Trust”), a Delaware statutory trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. (“BISYS”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Transfer Agency Agreement dated November 4, 2003, as amended (the “Agreement”), under which BISYS performs certain transfer agency services for the Trust. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.
     WHEREAS, BISYS and the Trust wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will continue to perform the services enumerated herein on behalf of the Trust and to amend and supplement certain provisions of the Agreement.
     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:
     1. Amendments
          (a) Section 1 of the Agreement shall be amended by deleting the first sentence in its entirety and replacing it with the following:
“BISYS shall perform for the Trust the transfer agent services set forth in Schedule B hereto in accordance with the service standards set forth on Schedule E attached hereto.”
          (b) Section 5 of the Agreement shall be amended by deleting “March 31, 2007” in the first sentence of the first paragraph, and replacing it with “March 31, 2008.”
          (c) Schedule E attached hereto is hereby incorporated and made part of the Agreement.
     2. Effective Date.
     The effective date of this Amendment shall be April 1, 2007.
     3. Representations and Warranties Each party represents and warrants to the other that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

4.	Miscellaneous
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreements or any provisions of the Agreements that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreements as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each party hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

NEW COVENANT FUNDS
By: Name:	/s/ Robert E. Leech Robert E. Leech
Title: President

BISYS FUND SERVICES OHIO, INC.
By:	/s/ Fred Naddaff

Name: Fred Naddaff

Title:

SCHEDULE E
TO THE AMENDMENT TO THE
TRANSFER AGENCY AGREEMENT
BETWEEN NEW COVENANTS FUNDS
AND BISYS FUND SERVICES OHIO, INC.
Effective April 1, 2007
SERVICE STANDARDS
Pursuant to Section 1 of the Agreement, BISYS has agreed to perform the services described in the Agreement in accordance with the service standards set forth in this Schedule C. The service standards are subject to all terms and conditions of this Agreement, including without limitation, Section 6, and BISYS shall not be subject to the service standards set forth herein when (i) BISYS has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan and/or (ii) in the case of events beyond BISYS’ reasonable control including, without limitation, force majeure events. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization of filings by the Trust, its investment adviser and other service providers. BISYS shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays or failures of the Trust, its investment adviser and other service providers. The parties agree that such service standards may be revised, from time to time, by mutual agreement.
Subject to the provisions set forth above, in the event BISYS fails to meet a particular service standard by greater than 5% in a particular month, BISYS agrees to take appropriate corrective measures within the following month. In the event BISYS fails to meet the same service standard by greater than 5% in the following month, then the Trust shall have the right, exercisable within the next thirty (30) days only, to terminate this Agreement upon sixty (60) days‘ advance written notice to BISYS. In order to track these service standards, BISYS will provide the advisor with the report on a monthly basis within ten (10) business days of month end regarding BISYS’ performance of the service standards.
The required performance standard associated with a function will be measured by dividing the total number of times that function was correctly performed during the month by the total number of times that function occurred during the month. With respect to transfer agency-related performance standards, calculations are based on BISYS’ service team level’s performance where measurements are based on overall performance of the team servicing multiple clients, including the Trust.

Transfer Agency & Shareholder Services
New Account Setup — Accuracy	95%

Financial Quality Rate — Accuracy	95%

Maintenance / Non-Financial Items - Accuracy	95%

Media Output
• Daily Confirms	3 business days
• Quarterly Statements	5 business days

Call Center
• Abandonment Rate	2.5% or less
• Average Answer Speed	80% of calls answered within 20 seconds